Exhibit 10.18

GRANT OF THE RIGHT OF FIRST REFUSAL

Parties:

Motorsport Gaming US LLC

and

Luminis International B.V.

19 May 2020

THIS GRANT OF THE RIGHT OF FIRST REFUSAL TO PURCHASE is made between:

I.	Motorsport Gaming US LLC, a limited liability company incorporated under the laws of the State of Florida, United States of America, with its registered seat in Miami, United States of America, and its place of business at 5972 NE 4th Ave, FL 33 137, (“MSG”);

and

II.	Luminis International B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands, with its registered seat in Amersfoort, The Netherlands, and its place of business at Stadsring 107, 3811 HP Amersfoort, registered in the trade register of the Dutch Chamber of Commerce under number 58261869 (“Luminis”);

hereinafter jointly referred to as the “Parties” and each individually as a “Party”.

Recitals:

A.	Luminis is the owner of one hundred percent (100%) of the shares in Studio397 B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands, with its registered seat in Apeldoorn, the Netherlands, and its place of business at Regentesselaan 11 in 7316 AA Apeldoorn, registered in the trade register of the Dutch Chamber of Commerce under number 66752973 (“Studio397”).

B.	Studio397 is a simracing company that specializes in near-real game experiences using their rFactor Technology platform.

C.	The Studio397 strategy is to exploit the rFactor Technology platform using the following business models:

1.	To develop and sell simracing games to end users;

2.	To license and support the rFactor Technology platform to third parties as a basis for bespoke game development;

3.	To offer esports services like competitions, events, broadcasts and other media services like for instance adds and betting using the Studio397 games, rFactor Technology platform and other technologies and concepts.

D.	Studio397 seeks investment to accelerate this strategy.

E.	MSG has expressed interest in purchasing some or all of the ownership of shares in Studio397 to accelerate the Studio397 strategy at an undetermined time in the future.

F.	Under this agreement, Luminis has agreed to grant to MSG a right of first refusal to purchase shares in Studio397 that it decided to sell during the term of this Agreement (the “Term”), subject to the terms set out herein.

1.	Right of First Refusal

1.1.	If, at any time during the Term Luminis decides to sell any shares in Studio397, such that the sale of these shares would result in a change-of-control of Studio397 or the authority to change agreements between MSG and Studio397, including any sale or transfer of shares or assets with a similar effect, Luminis shall grant to MSG the first right of refusal to make an offer that is equal or better to purchase these shares from Luminis by giving notice to MSG of its desire to sell these shares.

1.2.	If, at any time during the Term, Luminis receives a bona fide offer for the purchase of any or all of its shares in Studio397, such that the sale of these shares would result in a change-of-control of Studio397 or the authority to change agreements between MSG and Studio397, from a potential third party purchaser, Luminis will notify MSG of such an offer so as to allow MSG to make an offer for the purchase of these shares that is equal or better than the existing bona fide offer.

1.3.	MSG shall, within ten (10) business days of receipt of notice from Luminis under either Clause 2.1or 2.2 notify Luminis in writing whether it wishes to purchase the shares, the price that it wishes to offer, and the terms of such offer. If Luminis accepts the offer, Luminis and MSG shall be bound to implement the transaction within 30 days, subject to MSG’s satisfaction after performing reasonable due diligence.

1.4.	If MSG elects not to purchase the shares or fails to give notice of its intention within the ten (10) business days period, Luminis shall be free to convey, assign or otherwise transfer such interest to a third party.

2.	Term and Termination

2.1.	This Agreement shall be effective for as long as parties are bound by other agreements that pertain to the rFactor Technology platform or any other technology that is supplied by Studio397.

2.2.	This Agreement shall be evaluated annually on desirability and applicability and will be terminated only upon mutual agreement. This mutual agreement on termination shall be confirmed in writing and shall take effect upon signature of the document.

2.3.	Either Party may terminate this Agreement forthwith on written notice if the other Party shall become insolvent or bankrupt or makes an arrangement with its creditors or goes into liquidation.

3.	Governing law and dispute resolution

3.1.	This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of the Netherlands.

3.2.	Except as otherwise provided in this Agreement, all disputes arising out of or in connection with this Agreement shall, if no amicable settlement can be reached between the Parties, in first instance be submitted to the competent courts in Amsterdam.

Agreed upon and signed by:

/s/ Dmitry Kozko
Motorsport Gaming US LLC
By:	Dmitry Kozko
Position:	CEO
Place:	Miami, Florida, USA
Date:	18 May 2020

/s/ Hans Bossenbroek
Luminis International B.V.
By:	Hans Bossenbroek
Position:	CEO
Place:	Apeldoorn, NL
Date:	19-05-2020